EXHIBIT 99.1

Tautachrome (OTC: TTCM) announces reactivation of

Micheal Nugent for asset assurance and integrity defense

ORO VALLEY, AZ – February 21, 2022 (GlobeNewswire) Tautachrome Inc. (OTC: TTCM) today announced the return to active involvement of Micheal Nugent, its previous Chief Advancement Officer, in the Company’s newly established activity of corporate asset assurance and integrity defense.

Mr Nugent will assemble and engage legal counsel to act on the protection of the Company’s patent assets. Several organizations have been identified as possible infringers of the Company’s patents. A review and enforcement plan will be promptly enacted.

Mr Nugent will take the lead role in identifying and holding internet trolls such as the pseudonymous “Huggy Bear” who uses InvestorsHub to post false and misleading information about Tautachrome, Inc. to illegally manipulate stock price for personal gain. Recent Huggy Bear postings have established legal standing for action to be taken. No stone will be left unturned to protect the integrity and legal rights of Tautachrome and the rights of its shareholders.

Mr Nugent acted as the Company’s Chief Advancement Officer (CAO) during the transition period following the 2015 merger of the private Arizona corporation Click Evidence Inc with the public corporation Roadships Holdings, Inc. forming Tautachrome Inc. Mr Nugent resigned as CAO on November 14, 2016, becoming a passive stakeholder.

Mr Nugent returned to active involvement in 2017, successfully organizing and curating the legal defense in the “Morgan” claim whereby fraud against the court was proven against Morgan, releasing Tautachrome, Inc. from Morgan’s claims. From early 2019, Mr Nugent once again became a passive stakeholder.

After the merger and transition period, Tautachrome, Inc. settled its direction and objectives developing five issued patents with several additional patents pending and producing dozens of base end use areas for its newly created products.

Management has now returned Mr Nugent to active involvement to organize and curate specific needs going forward. This engagement will allow Tautachrome’s management and development teams to stay focussed and productive on well laid out plans and advanced work in play. As with previous active involvement roles, Mr Nugent does not receive compensation or accrued rights and reports to the CEO, Dr Jon Leonard.

Mr Nugent will also bring some of those members of his previous team who have working knowledge and hands-on experience with Tautachrome to assist management where useful, as Tautachrome enters the new growth period moving forward.

About Tautachrome, Inc: Tautachrome, Inc. (OTC: TTCM) is an emerging growth company in the Internet applications space. The company has licenses, patents, and patents pending in augmented reality, smartphone image authentication, and imagery-based social networking. The company is leveraging these technologies to develop privacy and security-based applications for global business and personal use.

Tautachrome, Inc. posts important information and updates through tweets from the official Company twitter page https://twitter.com/Tautachrome

Forward-Looking Statements: Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, risks of raising money sufficient to achieve the Company’s objectives, risks of managing growth, governmental regulatory risks, technology development risks, schedule slippage risks, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

Press and Investor contact:

David LaMountain, COO

520-318-5578

Dlamountain@Tautachrome.com

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